EXHIBIT 10.4

Compensation Elements for Paul C. Svindland

Title	Chief Operating Officer

Annual Base Salary	$425,000

Sign-On Bonus	$250,000 payable on February 15, 2013, subject to employment on that date

Monthly Car Allowance	$1,200

Perquisites	Reimbursement of reasonable country club membership dues

Target Annual Bonus Plan Percentage	75% of annual base salary, consistent with the company’s annual bonus plan

Target Long-Term Incentive Plan Award	100% of annual base salary

Employment Agt. (Yes/No); Severance Period	Yes, 12 month severance period

Participation in Supplemental Severance Program (Yes/No); Enhanced Severance Period	Yes, 24 month severance period if the executive’s employment is terminated by the Company without cause or by the executive with “good reason” within 18 months after a change in control

Covenants:	Under the Company’s standard employment agreement, he will be subject to post-termination covenants requiring him to protect the confidentiality of the Company’s proprietary business information and trade secrets and, for 12 months after termination, not to participate in a business that competes with the Company and not to solicit its employees, customers, vendors, agents or contractors to alter adversely their relationship with the Company.

Relocation Benefits	Reimbursement of temporary housing until the earlier of relocation of his residence to Dublin, OH or August 30, 2013 plus reimbursement (grossed up for taxes) of moving expenses, consistent with the Company’s relocation policy